Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared to reflect adjustments to the results of operations of AMAG Pharmaceuticals, Inc. (the “Company” or “AMAG”) for the year ended December 31, 2014 to give effect to the following items: (i) the estimated effects of our acquisition of Lumara Health Inc. (“Lumara”) (the “Merger”) and (ii) the incurrence of an aggregate of $340.0 million of indebtedness under a new Term Loan facility.

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of AMAG and Lumara described below. Both AMAG’s and Lumara’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 combines AMAG’s historical consolidated statement of operations for the year ended December 31, 2014, including the results of operations of Lumara for the post-acquisition period from November 12, 2014 through December 31, 2014, with Lumara’s historical consolidated statement of operations for the period from January 1, 2014 through November 11, 2014. Our historical consolidated statement of operations for the year ended December 31, 2014 is based on and derived from, and should be read in conjunction with, the historical audited financial statements of AMAG (which are available in AMAG’s Annual Report on Form 10-K for the year ended December 31, 2014). Lumara’s historical consolidated statement of operations for the period from January 1, 2014 through November 11, 2014 is based on, and derived from, the historical unaudited financial statements of Lumara which are not included herein.

Lumara’s assets and liabilities at December 31, 2014 are already reflected in AMAG’s consolidated balance sheet as of December 31, 2014 (which is available in AMAG’s Annual Report on Form 10-K for the year ended December 31, 2014). The accompanying unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 assumes the Merger occurred on January 1, 2014. The unaudited pro forma condensed combined financial information has been prepared by management for illustrative purposes only and is not necessarily indicative of the consolidated results of operations that would have been realized had the Merger occurred as of the date indicated, nor is it meant to be indicative of any anticipated consolidated future results of operations that the combined company will experience. In addition, the accompanying unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 does not include any expected cost savings or restructuring actions which may be achievable, or which may occur, subsequent to December 31, 2014 or the impact of any non-recurring activity and one-time transaction related costs. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Merger and financings related thereto, (2) factually supportable and (3) are expected to have a continuing impact on the combined results.

The Merger has been accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standard Codification No. 805, “Business Combinations,” (“ASC 805”) and applying the pro forma assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined statement of operations. Under ASC 805, the Company values assets acquired and liabilities assumed in a business combination at their fair values as of the acquisition date. Fair value measurements can be highly subjective and the reasonable application of measurement principles may result in a range of alternative estimates using the same facts and circumstances. The process for estimating the fair values of in-process research and development (“IPR&D”) and other identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows, developing appropriate discount rates, estimating the costs, timing and probability of success to complete in-process projects and projecting regulatory approvals. Under ASC 805, transaction costs are not included as a component of consideration transferred, and are expensed as incurred. The excess of the purchase price (consideration transferred) over the estimated fair value of identifiable assets and liabilities as of the effective date of the acquisition is allocated to goodwill in accordance with ASC 805. The final valuation is expected to be completed as soon as practicable but no later than one year after the consummation of the Merger. The purchase price allocation is subject to completion of the Company’s final analysis of the fair value of the assets and liabilities of Lumara as of the effective date of the Merger. Accordingly, the purchase price allocation in the accompanying unaudited pro forma condensed combined statement of operations is preliminary and will be adjusted upon completion of the final valuation. These adjustments could be material. The establishment of the fair value of the consideration for the acquisition and the allocation to identifiable tangible and intangible assets and liabilities requires the extensive use of accounting estimates and management judgment. The Company believes the fair values assigned to the assets acquired and liabilities assumed are based on reasonable estimates and assumptions using currently available data.

AMAG PHARMACEUTICALS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2014

(In thousands, except per share amounts)

		Historical	Pro Forma Adjustments
		Lumara	Women’s
	Historical	January 1, 2014 through	Health	Acquisition		Pro Forma
	AMAG	November 11, 2014	Division (a)	Adjustments	Notes	Combined
Revenues:
U.S. product sales, net	$108,795	$156,578	$(13,257)	$—		$252,116
License fee and other collaboration revenues	10,886	—	—	—		10,886
Other product sales and royalties	4,703	—	—	—		4,703
Total revenues	124,384	156,578	(13,257)	—		267,705
Costs and expenses:
Cost of product sales	20,306	77,653	(14,577)	(4,845)	(b)	88,279
				9,742	(c)
Research and development expenses	24,160	11,304	(458)	—		35,006
Selling, general and administrative expenses	72,254	90,487	(4,260)	(26,500)	(d)	131,981
Acquisition-related costs	9,478	—	—	(9,478)	(d)	—
Restructuring expenses	2,023	—	—	—		2,023
Impairment of long-lived assets	—	26,222	(26,222)	—		—
Total costs and expenses	128,221	205,666	(45,517)	(31,081)		257,289
Operating income (loss)	(3,837)	(49,088)	32,260	31,081		10,416
Other income (expense):
Interest expense	(14,697)	(8,224)	—	(15,356)	(e)	(38,277)
Interest and dividend income, net	975	—	—	—		975
Gains (losses) on sale of assets, net	103	(1,011)	1,036	—		128
Gains on investments, net	114	—	—	—		114
Other, net	—	5,879	—	—		5,879
Total other income (expense)	(13,505)	(3,356)	1,036	(15,356)		(31,181)
Net income (loss) before reorganization items and income taxes	(17,342)	(52,444)	33,296	15,725		(20,765)
Reorganization items, net:
Professional fees	—	(817)	—	—		(817)
Net income (loss) before income taxes	(17,342)	(53,261)	33,296	15,725		(21,582)
Income tax benefit (provision)	153,159	(774)	—	(152,385)	(f)	—
Net income (loss) from continuing operations	$135,817	$(54,035)	$33,296	$(136,660)		$(21,582)

Net income (loss) from continuing operations per share:
Basic	$6.06					$(0.86)
Diluted	$5.45					$(0.86)

Weighted average shares outstanding used to compute net income (loss) from continuing operations per share:
Basic	22,416			2,770	(g)	25,186
Diluted	25,225			(39)	(g)	25,186

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2014

1.  Description of Transactions

On September 28, 2014, AMAG (the “Company” or “we”) signed an agreement and plan of merger (the “Merger Agreement”) to acquire Lumara Health Inc. (“Lumara”), excluding all assets and liabilities related to the Women’s Health Division (“Women’s Health”), for a purchase price consisting of $600.0 million in cash (subject to certain working capital and other adjustments) plus 3,209,971 shares of our common stock, having a value of approximately $112.0 million as of the closing of the acquisition (the “Merger”). Pursuant to the terms of the Merger Agreement, we will pay additional Merger consideration, up to a maximum of $350.0 million, based on the achievement of certain net sales milestones of Makena from December 1, 2014 through December 31, 2019, as follows:

•                  A one-time payment of $100.0 million will be payable upon achievement of $300.0 million in aggregate net sales in any consecutive 12-month period commencing in the month following the effective date (“the First Milestone”); plus

•                  A one-time payment of $100.0 million will be payable upon achievement of $400.0 million in aggregate net sales in any consecutive 12-month period commencing in the month following the last month in the First Milestone period (the “Second Milestone”); if the Third Milestone payment (described below) has been or is required to be made prior to achieving the Second Milestone, the Second Milestone payment shall be reduced from $100.0 million to $50.0 million; plus

•                  A one-time payment of $50.0 million will be payable if aggregate net sales equal or exceed $700.0 million in any consecutive 24 calendar month period (which may include the First Milestone period) (the “Third Milestone”); however, no Third Milestone payment will be made if the Second Milestone payment has been or is required to be made in the full amount of $100.0 million; plus

•                  A one-time payment of $100.0 million will be payable upon achievement of $500.0 million in aggregate net sales in any consecutive 12-month period commencing in the month following the last month in the Second Milestone period (the “Fourth Milestone”); plus

•                  A one-time payment of $50.0 million will be payable upon achievement of $200.0 million in aggregate net sales in each of the five (5) consecutive calendar years from and including the 2015 calendar year to the 2019 calendar year (the “Fifth Milestone”).

In the event that the conditions to more than one contingent payment are met in any calendar year, any portion of the total amount of contingent payment due in such calendar year in excess of $100.0 million shall be deferred until the next calendar year in which less than $100.0 million in contingent payments is due.

The following table summarizes the components of the estimated total purchase price at fair value, subject to adjustment upon finalization of Lumara Health’s net working capital, net debt and transaction expenses as of the Closing (in thousands):

Cash consideration	$600,000
Fair value of the 3,209,971 shares of AMAG common stock (1)	111,964
Estimated fair value of the contingent milestone payments (2)	205,000
Estimated working capital and other adjustments	821
Purchase price paid at closing	917,785
Less:
Due from sellers	(5,119)
Cash acquired from Lumara	(5,219)
Total purchase price	$907,447

(1)         The fair value was determined based on the closing price of AMAG’s common stock on the NASDAQ Global Select Market (NASDAQ) of $34.88 per share on November 11, 2014, the closing price immediately prior to the closing of the transaction.

(2)         The fair value of the contingent milestone payments was determined based on management’s probability-adjusted estimates of the timing and dollar value of Makena’s net sales projected to be realized from December 1, 2014 through December 31, 2019. The contingent consideration and the associated liability will be adjusted to fair value at each reporting date until actual settlement occurs, with the changes in fair value reflected in earnings.

We financed the $600.0 million cash portion of the acquisition through $327.5 million of net proceeds from borrowings under a new $340.0 million term loan (the “Term Loan Facility”) and $272.5 million of existing cash on hand. The working capital and other adjustments were estimated to be $0.8 million which we paid at the Closing. Subsequent to the Closing, we estimate that the working capital and other adjustments will result in a reduction to the cash consideration of $5.1 million. Accordingly, we recorded a $5.1 million receivable in prepaid and other current assets in the consolidated balance sheet at December 31, 2014. The working capital and other adjustments are subject to change upon finalization of the amounts with Lunar Representative, LLC as the Stockholders’ Representative.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under the provisions of ASC 805 and was based on the historical financial information of AMAG and Lumara. Under the acquisition method of accounting, the total estimated purchase price of an acquisition is allocated to the net tangible and intangible assets to be acquired based on their estimated fair values as of the date the Merger is consummated. Such fair values are based on available information and certain assumptions that we believe are reasonable. Management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets to be acquired and liabilities to be assumed based on various preliminary estimates, with the remaining purchase price recorded as goodwill. Due to the close proximity of the acquisition date to the end of our 2014 fiscal year, we were unable to finalize our analysis of fair value. The final determination of these estimated fair values are subject to completion of an ongoing assessment and will be available as soon as practicable but no later than one year after the consummation of the Merger. Fair value measurements can be highly subjective and the reasonable application of measurement principles may result in a range of alternative estimates using the same facts and circumstances. The results of the final allocation could be materially different from the preliminary allocation set forth in these unaudited pro forma condensed combined financial statements, including but not limited to, the preliminary values assigned to receivables, prepaid and other current assets, goodwill, other long-term assets, accounts payable, accrued expenses, other long-term liabilities, deferred taxes, and the resulting impact to cost of product sales, amortization, interest expense and income taxes.

The following summarizes the preliminary fair values assigned to the Lumara assets acquired and the liabilities assumed (in thousands):

Receivables	$34,918
Inventories	30,300
Prepaid and other current assets	3,322
Deferred income taxes	94,965
Property & equipment	60
Intangible assets	876,200
Goodwill	205,824
Restricted cash	1,997
Other long-term assets	3,412
Accounts payable	(3,807)
Accrued expenses	(41,532)
Other long-term liabilities	(4,563)
Deferred income tax liabilities	(293,649)
Total purchase price	$907,447

2. Accounting Policies

During the preparation of these unaudited pro forma condensed combined financial statements, AMAG was not aware of any material differences between accounting policies of the two companies, except for certain reclassifications necessary to conform to AMAG’s financial presentation as discussed below. Accordingly, these unaudited pro forma condensed combined financial statements do not assume any material differences in accounting policies between the two companies.

3. Historical Lumara — Reclassifications

Financial information presented in the “Historical Lumara - January 1, 2014 through November 11, 2014” column in the unaudited pro forma condensed combined statement of operations has been reclassified to conform to the historical presentation in AMAG’s consolidated financial statements, as follows (in thousands):

	Before		After
	Reclassification	Reclassification	Reclassification
Cost of product sales	$15,138	$62,515	$77,653
Selling, general and administrative	153,002	(62,515)	90,487

Loss on sale of property and equipment	(97)	97	—
Loss on assets held for sale	(914)	914	—
Interest and other income, net	5,879	(5,879)	—
Gains (losses) on sales of assets, net	—	(1,011)	(1,011)
Other, net	—	5,879	5,879

Amortization of intangible assets relating to product rights is classified as selling, general and administrative expense in Lumara’s historical financial statements, while AMAG classifies such amortization expense as cost of product sales.  Accordingly, AMAG has reclassified Lumara’s amortization of intangible assets relating to product rights to cost of product sales to conform to the historical presentation in AMAG’s consolidated financial statements.

4. Unaudited Pro Forma Condensed Combined Statements of Operations Adjustments

(a)         Represents elimination of the operating results of the Women’s Health Division which was not acquired in the Merger.

(b)         Represents the incremental amortization expense relating to the fair value purchase accounting adjustments for the Merger, as follows (dollars in thousands):

	Estimated
	Useful		Year Ended
	Life	Estimated	December 31,
	(years)	Fair Vale	2014
Makena IPR&D	N/A	$79,100	$—
Makena - marketed product	20	$797,100	51,377
Total pro forma expense			51,377
Less: Makena amortization included in Lumara’s historical financial statement			(51,388)
Makena amortization included in AMAG’s historical financial statement			(4,834)
Net pro forma adjustment			$(4,845)

Amortization of the product rights on the Makena - marketed product intangible asset will be recognized using an economic consumption model over 20 years which represents our best estimate at the time of signing of the period over which we expect 90% or more of the related cash flows to be realized. Amortization expense during the next five years is estimated as follows: $51.4 million in fiscal 2015, $64.2 million in fiscal 2016, $75.4 million in fiscal 2017, $82.7 million in fiscal 2018 and $53.7 million in fiscal 2019. Amortization expense for the year ended December 31, 2014 represents the amortization expense estimated to be recorded in the first 12 months following the Merger date.

(c)          AMAG will reflect the fair value of Lumara’s inventories in its statement of operations as the acquired inventory is sold. The entire finished goods inventory is estimated to turnover within the first 12 months after acquisition. Conversion of the raw materials into finished goods and sale of those finished goods is estimated to occur over several years. As there is a continuing impact of the step-up in the inventory on AMAG’s results, the increased value is included in the unaudited pro forma condensed combined statement of operations. The pro forma adjustment represents the additional cost of product sales associated with inventories estimated to be sold within the first 12 months following the Merger date, as follows (in thousands):

Pro forma amortization of the inventory step-up associated with inventories estimated to be sold within the first 12 month following the Merger date	$11,055
Less: amortization of the inventory step-up recorded in AMAG’s historical financial statement	(1,313)
Net pro forma adjustment	$9,742

Amortization of the fair value adjustment to inventories during the next five years is estimated as follows: $11.1 million in fiscal 2015, $3.5 million in fiscal 2016, $4.0 million in fiscal 2017, $3.5 million in fiscal 2018 and $2.7 million in fiscal 2019.

(d)         Represents elimination of $9.5 million of non-recurring transaction fees and expenses recorded as expense by AMAG in the statement of operations for the year ended December 31, 2014. In addition, $26.5 million of transaction costs recorded by Lumara during the period from January 1, 2014 through November 11, 2014 were not assumed by AMAG in the Merger, and accordingly, have been eliminated in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014.

(e)          Represents the incremental interest expense related to the Company’s debt structure after the Merger, comprised of the borrowings under the Term Loan Facility, as follows (in thousands):

Year Ended
December 31,
2014
Interest on outstanding borrowings under the Term Loan
Facility at an interest rate of 7.25% per annum	$23,857
Amortization of original issue discount and deferred financing costs	3,250
Total pro forma interest expense at an effective interest rate rate of 8.55% per annum	27,107
Less: historical Lumara interest expense on debt not assumed	(7,955)
Term Loan interest expense and amortization recorded in AMAG’s historical financial statement	(3,796)
Net pro forma adjustment	$15,356

Interest on outstanding borrowings under the Term Loan Facility may be based on the U.S. prime rate or the London Interbank Offered Rate (LIBOR) depending upon the type of loan requested by AMAG at the time of borrowing. The 7.25% per annum rate used in the above calculation represents the current interest rate AMAG is paying on the $340.0 million of outstanding borrowings. A 1/8th percent change in the interest rate would increase or decrease the pro forma cash interest expense on the $340.0 million of outstanding borrowings by approximately $0.4 million per year.

(f)           The acquisition of Lumara is expected to result in carryover basis for all tax attributes. Both AMAG and Lumara have deferred tax assets for which full valuation allowances were provided in the pre-acquisition financial statements. However, we have considered certain of the deferred tax liabilities recorded in acquisition accounting as sources of income to support realization of Lumara’s deferred tax assets at December 31, 2014.

AMAG has also considered certain of the deferred tax liabilities recorded in acquisition accounting to be a source of income to support the realization of certain legacy U.S. deferred tax assets of AMAG. As a result of the acquisition, AMAG recorded an income tax benefit of approximately $153.2 million in the statement of operations for the year ended December 31, 2014 for the release of a portion of the legacy AMAG domestic valuation allowance as of December 31, 2014 as a result the acquisition of Lumara. As this release of a portion of the valuation allowance was considered non-recurring, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 excludes the impact of the tax benefits of the valuation release. AMAG continues to maintain a valuation allowance against its remaining legacy U.S. deferred tax assets and the remaining U.S. deferred tax assets acquired from Lumara. If a change in projected Section 382 limitations or other information becomes available as the Company finalizes its acquisition accounting, the impact of any adjustment to the realizability of AMAG’s or Lumara’s deferred tax assets would result in an adjustment to the valuation allowance maintained against the deferred tax assets with an offset to net income or goodwill, respectively. In addition, a pro forma adjustment to taxes was made to eliminate any tax (provision) benefit on the pro forma combined pre-tax income (loss) on an assumption that a full valuation allowance would be maintained, with the exception of the release of the valuation allowance specific to the Lumara acquisition, as described above.

These tax estimates are preliminary and subject to change based on, among other things, management’s final determination of the fair values of the assets acquired and liabilities assumed by jurisdiction, the deductibility of acquisition-related costs and other costs deducted by Lumara pre-acquisition, and management’s assessment of the combined company’s ability to utilize the future benefits from acquired and legacy deferred tax assets.

(g)          Reflects the pro forma total number of shares outstanding giving effect to the 3,209,971 shares of AMAG common stock issued as consideration for the Merger.  The pro forma weighted average number of common shares outstanding for the fiscal year ended December 31, 2014 have been calculated as if the common stock had been issued as of January 1, 2014. Approximately 18.3 million shares of potential common stock were excluded from the computation of diluted net loss from continuing operations per share for the year ended December 31, 2014 as their effect would be anti-dilutive. The following table sets forth the computation of pro forma basic and diluted shares (in thousands):

Year Ended
December 31,
2014
Basic weighted average shares outstanding - historical	22,416
Add: Weighted average common shares issued in the Merger	2,770
Basic weighted average shares oustanding - pro forma	25,186

Diluted weighted average shares outstanding - historical	25,225
Add: Weighted average common shares issued in the Merger	2,770
Less: Dilutive shares assumed in the historical calculation	(2,809)
Diluted weighted average shares outstanding - pro forma	25,186

5. Items Not Included

The unaudited pro forma condensed combined statement of operations does not include any expected cost savings or restructuring actions which may be achievable or which may occur subsequent to December 31, 2014 or the impact of any non-recurring activity and one-time transaction related costs, including Merger costs that were incurred subsequent to December 31, 2014.

In addition, the unaudited pro forma condensed combined statement of operations does not give effect to the elimination of $0.8 million of non-recurring reorganization expenses incurred in connection with Lumara’s exit from bankruptcy in September 2013 as such amounts are not directly attributable to the Merger.